ACCOUNTANTS' CONSENT


The Board of Directors

Fleet Financial Group, Inc.:


We consent to incorporation by reference in the Registration Statement No. 33-32460 on Form S-8 of our report dated June 15, 1994 relating to the statements of financial condition of the AFSA Data Corporation Savings Plan and Trust as of December 31, 1993 and 1992, the related schedules as of December 31, 1993 and the related statements of operations and changes in plan equity for each of the years in the three-year period ended December 31, 1993 which report appears in the December 31, 1993 annual report on Form 11-K of the AFSA Data Corporation Savings Plan and Trust.


                                  /s/ KPMG Peat Marwick



June 28, 1994
Providence, Rhode Island